Exhibit (l) - Opinion and Consent of Counsel
May 22, 2015

Dividend and Income Fund
11 Hanover Square
New York, NY 10005

RE:	Registration Statement on Form N-2: File Nos. 333-203126; 811-08747

Ladies and Gentlemen:

We have acted as counsel to the Dividend and Income Fund, a Delaware statutory trust (the “Trust”), in connection with the offer and sale from time to time of the following securities of the Trust having an aggregate offering price of up to $150,000,000 (collectively, the “Securities”): (a) shares of beneficial interest, $0.01 par value per share (“Common Stock”); (b) non-transferable subscription rights to purchase Common Stock (the “Non-Transferable Rights”); and (c) transferable subscription rights to purchase Common Stock (the “Transferable Rights” and together with the Non-Transferable Rights, the “Subscription Rights”), covered by the above-referenced registration statement, and all amendments thereto (the “Registration Statement”), filed by the Trust with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”).

In connection with our representation of the Trust, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1.	The Registration Statement (and the base prospectus included therein), substantially in the form in which it was transmitted to the SEC under the 1933 Act and the 1940 Act on or about May 22, 2015;

2.	The Trust’s Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”) and Bylaws, each in effect as of the date of this opinion letter;

3.
Resolutions adopted by the Trust’s Board of Trustees (the “Board of Trustees”) relating to, among other things, the registration and authorization of the sale and issuance of the Securities (the “Resolutions”); and

4.	Such other documents and records as we have deemed necessary or appropriate to render the opinions set forth below.

For purposes of rendering the opinions set forth below, we have assumed: (a) the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof; (b) the legal capacity of natural persons, that persons identified to us as officers of the Trust are actually serving in such capacity, and that the representations of officers of the Trust are correct as to matters of fact; (c) the issuance and  certain terms of the Securities to be issued by the Trust from  time to time will be authorized and approved by the Board of Trustees, or a duly authorized committee thereof, in accordance with and not in violation of the Delaware Statutory Trust Act (the “DSTA”), the Declaration of Trust, the Bylaws, and the Resolutions (such approval referred to herein as the “Corporate Proceedings”); and (d) the Registration Statement has been declared effective by the SEC.

Based upon and subject to the foregoing, we are of the opinion that:

1.
Upon completion of the Corporate Proceedings relating to the Common Stock, which Corporate Proceedings shall remain in full force and effect without amendment or modification at all times during which the Common Stock is offered and sold by the Trust in accordance with the Registration Statement (including the base prospectus and/or any prospectus supplement thereto), the Common Stock will be duly authorized and, when and if issued and delivered against payment therefor in accordance with the Registration Statement, the Resolutions and the Corporate Proceedings, will be validly issued, fully paid and non-assessable; and

2.
Upon completion of the Corporate Proceedings relating to the Subscription Rights, which Corporate Proceedings shall remain in full force and effect without amendment or modification at all times during which the Subscription Rights are issued by the Trust in accordance with the Registration Statement (including the base prospectus and/or any prospectus supplement thereto),the Subscription Rights will be duly authorized and, when and if issued in accordance with the Registration Statement, the Resolutions and the Corporate Proceedings, will be validly issued.

With certain exceptions, we are members of the bar of the State of Wisconsin and do not hold ourselves out as experts on the law of any state other than Wisconsin.  The opinions expressed herein are based on the facts in existence and the laws in effect on the date hereof and are limited to the DSTA.  We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.  We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof, or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm’s name under the heading “Legal Matters” in the prospectus.  In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

GODFREY & KAHN, S.C.